Filed Pursuant to Rule 424(b)(3)
Registration No. 333-179687

PROSPECTUS SUPPLEMENT NO. 6

(To Prospectus Dated June 13, 2012)

29,174,957 Shares of Common Stock

This prospectus supplement no. 6 supplements the prospectus dated June 13, 2012, relating to the offering of up to 29,174,957 shares of our common stock that were issued to selling stockholders in connection with a recapitalization of Dune Energy, Inc.’s capital structure.

This prospectus supplement incorporates into our prospectus the information contained in our attached current report on
Form 8-K, which was filed with the Securities and Exchange Commission on January 16, 2013.

You should read this prospectus supplement in conjunction with the prospectus and the information incorporated by reference therein, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the prospectus and the information incorporated by reference therein except to the extent that the information in the prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

Our common stock is traded on the OTC Bulletin Board under the symbol “DUNR.” On January 15, 2013, the closing price of our common stock on the bulletin board was $1.64.

Investing in our common stock being offered for resale under the prospectus involves a high degree of risk. See “Risk Factors” beginning on page 4 of the prospectus before you make an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 16, 2013.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2013

DUNE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27897	95-4737507
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

Two Shell Plaza 777 Walker Street, Suite 2300 Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 229-6300

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On January 15, 2013, Dune Energy, Inc. (the “Company”) entered into an amendment (the “Kovacs Amendment”), effective January 8, 2013, to the Non-Qualified Stock Option Award Agreement between the Company and Stephen Kovacs, a former director of the Company who resigned on January 8, 2013. The Kovacs Amendment provides (i) that the options granted by the Company to Mr. Kovacs shall vest in their entirety as of the date of his resignation, (ii) that Mr. Kovacs shall have two years from the date of his resignation to exercise the options, and (iii) for a mutual release of claims between the Company and Mr. Kovacs. The foregoing description of the Kovacs Amendment is qualified in its entirety by the text of the Kovacs Amendment, a copy of which is attached as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

On January 15, 2013, the Company entered into an amendment (the “Pearlman Amendment”), effective January 14, 2013, to the Non-Qualified Stock Option Award Agreement between the Company and Emanuel Pearlman, a former director of the Company who resigned on January 14, 2013. The Pearlman Amendment provides (i) that the options granted by the Company to Mr. Pearlman shall vest in their entirety as of date of his resignation, (ii) that Mr. Pearlman shall have two years from the date of his resignation to exercise the options, and (iii) for a mutual release of claims between the Company and Mr. Pearlman. The foregoing description of the Pearlman Amendment is qualified in its entirety by the text of the Pearlman Amendment, a copy of which is attached as Exhibit 10.2 to this Form 8-K and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 14, 2013, Emanuel Pearlman submitted his resignation from the Board of Directors of the Company, to be immediately effective, and informed the Company that he did not wish to be considered for nomination to the Board of Directors of the Company at the next annual meeting of stockholders of the Company. The Company’s management is not aware of any disagreement between the Company and Mr. Pearlman on any matter relating to the Company’s operations, policies or practices A copy of Mr. Pearlman’s resignation letter to the Company is attached as Exhibit 10.3 to this Form 8-K and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Amendment No. 2 to the Non-Qualified Stock Option Award Agreement between the Company and Stephen Kovacs

10.2	Amendment No. 2 to the Non-Qualified Stock Option Award Agreement between the Company and Emanuel Pearlman

10.3	Resignation Letter delivered by Emanuel Pearlman to Dune Energy, Inc. on January 14, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUNE ENERGY, INC.

Date: January 16, 2013	By:	/s/ James A. Watt
	Name:	James A. Watt
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 2 to the Non-Qualified Stock Option Award Agreement between the Company and Stephen Kovacs

10.2	Amendment No. 2 to the Non-Qualified Stock Option Award Agreement between the Company and Emanuel Pearlman

10.3	Resignation Letter delivered by Emanuel Pearlman to Dune Energy, Inc. on January 14, 2013

Exhibit 10.1

AMENDMENT NO. 2

DUNE ENERGY, INC.

2012 STOCK INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

Dated: January 15, 2013

WHEREAS, Dune Energy, Inc. (the “Company”) previously granted, pursuant to the “Dune Energy, Inc. 2012 Stock Incentive Plan Non-Qualified Stock Option Award Agreement” (the “Agreement”) a non-qualified stock option to Stephen Kovacs (“Participant”).

WHEREAS, Participant resigned from his service to the Company as a member of the Company’s Board of Directors effective January 8, 2013 (the “Resignation Date”).

WHEREAS, the Company and Participant desire to amend the Agreement to provide (i) that the Option shall vest in its entirety as of the Resignation Date, (ii) that Participant shall have two years from the Resignation Date to exercise the Option, and (iii) for a mutual release of claims between the Company and Participant.

NOW, THEREFORE, effective as of the Resignation Date, the Agreement is amended as follows:

1. Section 5(b) and Section 5(c) shall be deleted and replaced in their entirety as follows:

(b) Termination for any other reason. In the event of the Participant’s Termination, resignation, or removal for any reason (except for death, Disability or Cause), the vested portion of this Option shall remain exercisable until two years from the date of Termination.

(c) Treatment of Unvested Option Shares upon Termination. Any portion of this option that is not vested as of the date of the Participant’s Termination for any reason shall immediately become vested upon the date of such Termination.

2. A new Section 21 shall be added as follows:

21. Mutual Release of Claims.

(a) Release by Participant. Participant, for Participant and for Participant’s affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys, and representatives, voluntarily, unconditionally, irrevocably and absolutely releases and discharges Company, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Company, past and present, as well as Company’s employees, officers, directors, agents, successors and assigns, from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Participant’s service to the Company, the termination of Participant’s service, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Participant’s service to the Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of the Texas Labor Code (including but not limited to the Texas Civil Rights Act, the Texas Payday Act, and the Texas Minimum Wage Law), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, and all claims for attorneys’ fees, costs and expenses. Participant expressly waives Participant’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Participant or on Participant’s behalf, related in any way to the matters released herein. However, this general release is not intended to bar any claims that, by statute or other applicable law, may not be waived. Notwithstanding the foregoing, nothing within this paragraph releases Company from the promises it has made herein in this Agreement. Participant acknowledges that he may discover facts or law different from, or in addition to, the facts or law that he knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them. Participant declares and represents that he intends this Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and the parties intend the release herein to be final and complete. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be deemed to constitute a release by Participant of claims against the Company relating to the Company’s obligations to indemnify Participant in connection with Participant’s service to the Company as a director.

(b) Release by Company. The Company, for the Company and for the Company’s affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys, and representatives, voluntarily, unconditionally, irrevocably and absolutely releases and discharges Participant, as well as Participant’s affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys, and representatives, from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Participant’s service to the Company, the termination of Participant’s service, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Participant’s service to the Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, and all claims for attorneys’ fees, costs and expenses. The Company expressly waives the Company’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by the Company or on the Company’s behalf, related in any way to the matters released herein. However, this general release is not intended to bar any claims that, by statute or other applicable law, may not be waived. Notwithstanding the foregoing, nothing within this paragraph releases Participant from the promises it has made herein in this Agreement. The Company acknowledges that it may discover facts or law different from, or in addition to, the facts or law that it knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them. The Company declares and represents that it intends this Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and the parties intend the release herein to be final and complete.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company and Participant have executed this Amendment No. 2 as of the date first written above.

DUNE ENERGY, INC.

/s/ James Watt
By:	James Watt
Title:	President and Chief Executive Officer

PARTICIPANT

Name:

IN WITNESS WHEREOF, the Company and Participant have executed this Amendment No. 2 as of the date first written above.

DUNE ENERGY, INC.

By:	James Watt
Title:	President and Chief Executive Officer

PARTICIPANT

/s/ Stephen P. Kovacs
Name:	Stephen P. Kovacs

Exhibit 10.2

AMENDMENT NO. 2

DUNE ENERGY, INC.

2012 STOCK INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

Dated: January 15, 2013

WHEREAS, Dune Energy, Inc. (the “Company”) previously granted, pursuant to the “Dune Energy, Inc. 2012 Stock Incentive Plan Non-Qualified Stock Option Award Agreement” (the “Agreement”) a non-qualified stock option to Emanuel Pearlman (“Participant”).

WHEREAS, Participant resigned from his service to the Company as a member of the Company’s Board of Directors effective January 14, 2013 (the “Resignation Date”).

WHEREAS, the Company and Participant desire to amend the Agreement to provide (i) that the Option shall vest in its entirety as of the Resignation Date, (ii) that Participant shall have two years from the Resignation Date to exercise the Option, and (iii) for a mutual release of claims between the Company and Participant.

NOW, THEREFORE, effective as of the Resignation Date, the Agreement is amended as follows:

1. Section 5(b) and Section 5(c) shall be deleted and replaced in their entirety as follows:

(b) Termination for any other reason. In the event of the Participant’s Termination, resignation, or removal for any reason (except for death, Disability or Cause), the vested portion of this Option shall remain exercisable until two years from the date of Termination.

(c) Treatment of Unvested Option Shares upon Termination. Any portion of this option that is not vested as of the date of the Participant’s Termination for any reason shall immediately become vested upon the date of such Termination.

2. A new Section 21 shall be added as follows:

21. Mutual Release of Claims.

(a) Release by Participant. Participant, for Participant and for Participant’s affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys, and representatives, voluntarily, unconditionally, irrevocably and absolutely releases and discharges Company, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Company, past and present, as well as Company’s employees, officers, directors, agents, successors and assigns, from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Participant’s service to the Company, the termination of Participant’s service, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Participant’s service to the Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of the Texas Labor Code (including but not limited to the Texas Civil Rights Act, the Texas Payday Act, and the Texas Minimum Wage Law), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, and all claims for attorneys’ fees, costs and expenses. Participant expressly waives Participant’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Participant or on Participant’s behalf, related in any way to the matters released herein. However, this general release is not intended to bar any claims that, by statute or other applicable law, may not be waived. Notwithstanding the foregoing, nothing within this paragraph releases Company from the promises it has made herein in this Agreement. Participant acknowledges that he may discover facts or law different from, or in addition to, the facts or law that he knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them. Participant declares and represents that he intends this Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and the parties intend the release herein to be final and complete. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be deemed to constitute a release by Participant of claims against the Company relating to the Company’s obligations to indemnify Participant in connection with Participant’s service to the Company as a director.

(b) Release by Company. The Company, for the Company and for the Company’s affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys, and representatives, voluntarily, unconditionally, irrevocably and absolutely releases and discharges Participant, as well as Participant’s affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys, and representatives, from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Participant’s service to the Company, the termination of Participant’s service, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Participant’s service to the Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, and all claims for attorneys’ fees, costs and expenses. The Company expressly waives the Company’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by the Company or on the Company’s behalf, related in any way to the matters released herein. However, this general release is not intended to bar any claims that, by statute or other applicable law, may not be waived. Notwithstanding the foregoing, nothing within this paragraph releases Participant from the promises it has made herein in this Agreement. The Company acknowledges that it may discover facts or law different from, or in addition to, the facts or law that it knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them. The Company declares and represents that it intends this Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and the parties intend the release herein to be final and complete.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company and Participant have executed this Amendment No. 2 as of the date first written above.

DUNE ENERGY, INC.

/s/ James Watt
By:	James Watt
Title:	President and Chief Executive Officer

PARTICIPANT

/s/ Emanuel R. Pearlman
Name:	Emanuel R. Pearlman

Exhibit 10.3

January 14, 2013

Dune Energy

Robert A. Schmitz

Chairman of the Board

777 Walker Street

Houston, TX 77002

Mr. Chairman:

I hereby confirm I am resigning from the Board of Dune Energy, Inc., and all committees thereof upon which I serve as of the date hereof.

Best Regards,

/s/ Emanuel Pearlman
Emanuel Pearlman

cc:	James Watt

Frank Smith